EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of these Registration Statements on Form S-3 (No. 333-174933), Form S-4 (Nos. 333-174932 and 333-157937), and Form S-8 (Nos. 333-129385, 333-129387, 333-129389, 333-129390, 333-135064, 333-146989, 333-146990, 333-157686 and 333-180979), of our reports dated March 7, 2014, relating to the consolidated financial statements of Oppenheimer Holdings Inc. and subsidiaries (the “Company”) as of and for the year ended December 31, 2013 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

New York, NY

March 7, 2014